Exhibit 99.3

Salu, Inc. dba Skinstore.com

Unaudited Consolidated Balance Sheets

September 30, 2009 and December 31, 2008

(in thousands, except share and per share amounts)

	September 30, 2009	December 31, 2008
ASSETS
Current assets:
Cash and cash equivalents	$1,849	$1,598
Investments	—	536
Accounts receivable, net of allowances	792	242
Inventories	4,034	5,080
Other current assets	363	455

Total current assets	7,038	7,911

Fixed assets, net	526	690
Other long-term assets	6	167

Total assets	$7,570	$8,768

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$2,854	$3,629
Deferred revenue	507	451
Accrued compensation	198	156
Other current liabilities	514	590
Current portion of long-term debt	3,064	1,220

Total current liabilities	7,137	6,046

Long-term debt, less current portion	—	2,733
Commitments and contingencies	—	—

Stockholders’ equity (deficit):
Series A Convertible Preferred Stock - $0.0001 par value, 1,111,110 shares authorized: 1,103,776 shares issued and outstanding, liquidation value of $298,020	—	—
Series B Convertible Preferred Stock - $0.0001 par value, 5,000,000 shares authorized, issued and outstanding, liquidation value of $1,500,000	—	—
Series C Convertible Preferred Stock - $0.0001 par value, 6,370,452 shares authorized: 5,181,918 shares issued and outstanding, liquidation value $6,995,589	—	—
Series D Convertible Preferred Stock - $0.0001 par value, 10,562,784 shares authorized, issued and outstanding, liquidation value of $5,000,000	1	1
Common stock - $0.0001 par value, 45,000,000 shares authorized: 14,900,112 and 14,415,703 shares issued and outstanding, respectively	1	1
Additional paid-in capital	40,276	40,250
Accumulated other comprehensive income (loss)	63	(83)
Accumulated deficit	(39,908)	(40,180)

Total stockholders’ equity (deficit)	433	(11)

Total liabilities and stockholders’ equity (deficit)	$7,570	$8,768

See accompanying notes to consolidated financial statements.

Salu, Inc. dba Skinstore.com

Unaudited Consolidated Statements of Operations and Comprehensive Income (Loss)

For the Nine Months Ended September 30, 2009 and 2008

(in thousands)

	For the Nine Months Ended
	September 30, 2009	September 30, 2008
Net sales	$30,024	$31,043
Costs and expenses:
Cost of sales	20,797	21,453
Marketing and merchandising	3,371	6,021
Technology, research and development	1,125	1,378
General and administrative	3,854	4,112
Depreciation	272	212

Total costs and expenses	29,419	33,176

Operating income (loss)	605	(2,133)
Interest expense, net	(333)	(104)

Net income (loss) from continuing operations	272	(2,237)

Loss from discontinued operations - Korea	—	(51)
Loss from discontinued operations - United Kingdom	—	(753)

Loss from discontinued operations	—	(804)

Net income (loss)	$272	$(3,041)

Comprehensive income (loss):
Net income (loss)	$272	$(3,041)
Other comprehensive income (loss)	146	(126)

Total comprehensive income (loss)	$418	$(3,167)

See accompanying notes to consolidated financial statements.

Salu, Inc. dba Skinstore.com

Unaudited Consolidated Statements of Cash Flows

For the Nine Months Ended September 30, 2009 and 2008

(in thousands)

	For the Nine Months Ended
	September 30, 2009	September 30, 2008
Operating activities:
Net income (loss)	$272	$(3,041)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	272	212
Stock-based compensation	48	80
Other	(34)	(55)
Changes in:
Accounts receivable	(550)	78
Inventories	1,046	(688)
Prepaid expenses and other assets	238	(171)
Accounts payable, accrued expenses and other liabilities	(753)	349

Net cash provided by (used in) operating activities	539	(3,236)

Investing activities:
Purchases of held-to-maturity investments	—	(6,411)
Settlements of held-to-maturity investments	536	7,593
Purchases of fixed assets	(108)	(189)

Net cash provided by investing activities	428	993

Financing activities:
Proceeds from exercise of stock options	27	12
Principal payments on debt obligations	(889)	—
Proceeds from debt issuance	—	4,000
Debt acquisition costs	—	(55)

Net cash provided by (used in) financing activities	(862)	3,957

Effects of foreign exchange rate changes on cash	146	(126)

Net increase in cash and cash equivalents	251	1,588
Cash and cash equivalents, beginning of period	1,598	2,197

Cash and cash equivalents, end of period	$1,849	$3,785

Supplemental disclosure of cash flow information
Cash paid for interest	$337	$174

See accompanying notes to consolidated financial statements.

Salu, Inc. dba Skinstore.com

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2009

1. Nature of Business and Basis of Presentation and Consolidation

Salu, Inc., a Delaware corporation, was organized on August 30, 1996. Salu, Inc. and its wholly owned subsidiaries, Salu Australia Pty Ltd, Skincarestore Australia Pty Ltd, Mission Scientific Skincare Inc., Salu UK Ltd, and Salu Incorporated Korea Branch, are referred to collectively as the “Company” or “Salu”. The Company is engaged in the online direct-to-the-consumer retail distribution of skincare products.

During 2008, Salu discontinued operations of Salu UK Ltd (UK) and Salu Incorporated Korea Branch (Korea). The Company’s UK and Korea operating losses totaling $753,000 and $51,000 for the nine-months ended September 30, 2008, respectively, are presented in the statement of operations as a loss from discontinued operations. At December 31, 2008, net assets due from the UK discontinued operations totaled $83,000 and were comprised of cash and cash equivalents of $59,000 and inventories of $55,000, less general payables and reserves of $31,000 and are included in other assets on the consolidated financial statements. At December 31, 2008, net assets due from the Korea discontinued operations totaled $7,000 and were comprised of cash and cash equivalents of $14,000, accounts receivable and other assets of $22,000 and inventories of $5,000, less general payables and reserves of $34,000 and are included in other assets on the consolidated financial statements.

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. Significant intercompany transactions and balances have been eliminated in consolidation.

The balance sheet as of September 30, 2009 and the statements of operations and cash flows for the nine-months ended September 30, 2009 and 2008 have been presented without audit. In the opinion of the Company management, all adjustments (which include normal recurring adjustments) necessary for a fair presentation of financial position, results of operations and cash flows as of and for the periods ended September 30, 2009 and 2008 have been made.

2. Significant Accounting Policies

Estimates and Assumptions

The preparation of financial statements in conformity with generally accepted accounting principles (GAAP) requires management to make estimates and assumptions that affect the amounts of assets and liabilities, revenues and expenses, and disclosure of contingent assets and liabilities at the date of the financial statements. These estimates include, but are not limited to the valuation of inventories, valuation of fixed assets, including depreciable lives assigned, allowance for doubtful accounts receivable, valuation of accrued expenses, and commitments and contingencies. Actual results could differ from our estimates, and these differences could be material.

Cash and Cash Equivalents and Investments

Cash is held in interest bearing or demand deposit bank accounts. The Company considers highly-liquid investments with original maturities of three months or less to be cash equivalents. Bank deposits and money market accounts are held in high credit quality financial institutions, which have not historically incurred any credit related losses. Management determines the appropriate classification of debt securities at the time of purchase. Debt securities are classified as held-to-maturity when the Company has positive intent and the ability to hold the securities to maturity. Held-to-maturity investments are stated at amortized cost, adjusted for amortization of premiums and accretion of discounts to maturity computed under the effective interest rate method. At December 31, 2008 the Company’s held-to-maturity investments consisted of certificates of deposits with an amortized cost and estimated fair value totaling $536,000, all due within one year.

Inventories

Inventories, which consist of retail skincare products and cosmetic goods, are valued at the lower of cost or market and are accounted for on the first-in, first-out cost basis. The Company performs periodic assessments to determine the existence of obsolete, slow-moving and non salable inventories and records necessary provisions to reduce such inventories to net realizable value.

Cost of Sales

Cost of sales consists primarily of the cost of products sold to customers, including allowances for shrinkage and damaged, slow-moving, and expired inventory, outbound and inbound shipping costs, warehouse costs, fulfillment costs, and expenses related to promotional inventory included in shipments to customers. Payments that are received from vendors in connection with volume purchase or rebate allowances and payment discount terms are netted against cost of sales.

3. Notes Payable

In June 2008, the Company entered into a $4,000,000 long-term debt agreement with Blue Crest Capital, an independent lender. Interest is payable monthly at 11.85% per annum. The loan is repayable in 34 equal installments of $135,729 beginning January 2009. The balance on the loan totaled $3.1 million and $4.0 million as of September 30, 2009 and December 31, 2008, respectively, and as part of the acquisition of the Company by drugstore.com, inc. on February 19, 2010, the loan was paid in full out of the merger consideration.

4. Stock Option Plans

The Company’s stock option plans included the 1996 Stock Option Plan and the 2000 Stock Plan, hereby referred to as the “Plans.” Under the Plans, nonqualified or incentive stock options to purchase the Company’s stock may be granted to 1) employees, officers and directors of the Company and 2) selected non-employee agents, consultants, advisors, persons involved in the sale or distribution of the Company’s products and independent contractors of the Company. As of December 31, 2008, 5,136,187 options to purchase common stock were outstanding under the Plans with a weighted average exercise price of $0.10. During the nine-month period ended September 30, 2009, 77,000 shares were granted, 81,209 shares were cancelled, and 484,360 shares were exercised. On February 19, 2010, in conjunction with the acquisition of the Company by drugstore.com, approximately 4.1 million of the outstanding stock options were exercised and the remaining unexercised stock options were cancelled.

5. Commitments and Contingencies

The Company leases office space under a non-cancelable operating lease that expires in January 2011. Total rent expense incurred under the operating lease totaled approximately $150,000 for both the nine-months ended September 30, 2009 and 2008. Future minimum lease payments under the operating lease as of September 30, 2009 totaled approximately $51,000 in 2009, $208,000 in 2010 and $17,000 in 2011.

In October 2009, the Company became aware of legislation passed by the state of New York requiring payment on sales tax for “click through transactions.” The Company has not collected sales tax on “click through transactions” on sales in this state since the legislation passed. Accordingly, the Company has accrued for uncollected sales tax totaling $378,000 as of September 30, 2009 and $181,000 as of December 31, 2008. The tax liability of $197,000 and $105,000 for the nine-month periods ended September 30, 2009 and 2008, respectively, is included in general and administrative expenses on the consolidated statements of operations.

In the ordinary course of business the Company is subject to periodic lawsuits, investigations and claims. Although the Company cannot predict with certainty the ultimate resolution of lawsuits, investigations and claims asserted, the Company does not believe that any currently pending legal proceedings to which it is a party will have a material effect on the business, prospects, financial condition or results of operations.

6. Subsequent Events

On February 19, 2010, drugstore.com, inc. completed the previously announced acquisition of the Company. The acquisition was made pursuant to an Agreement and Plan of Merger, dated as of December 27, 2009, by and among drugstore.com, Silk Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of drugstore.com, Salu, certain stockholders of Salu, and a representative of all stockholders of Salu. On February 19, 2010, Silk Acquisition Corporation merged with and into Salu, with Salu surviving as a wholly owned subsidiary of drugstore.com pursuant to the merger agreement. As consideration for their common and convertible preferred shares of Salu, the stockholders of Salu received $19.5 million cash (less approximately $1.9 million of Salu’s transaction expenses and the repayment of Salu’s $2.6 million loan paid out of the merger consideration) and 5,425,678 shares of drugstore.com common stock with a fair value of $17.4 million. Of this initial consideration, drugstore.com paid approximately $2.7 million in cash and 816,450 shares of its common stock into escrow to secure post-closing indemnification obligations of Salu’s stockholders. Additionally, certain employees of Salu are eligible to receive a performance incentive payment payable in cash over a two-year period commencing in fiscal year 2010 with an aggregate value of $2.5 million if the surviving entity achieves certain financial and other performance targets.